EXHIBIT 5

                          SHAREHOLDERS' AGREEMENT


         THIS SHAREHOLDERS' AGREEMENT ("Agreement") is made and entered into as of November 16, 1995, by and between STORAGE EQUITIES, INC., a California corporation (the "Corporation"), and B. WAYNE HUGHES ("Hughes"), TAMARA L. HUGHES, B. WAYNE HUGHES, JR. and PARKER HUGHES TRUST NO. 2 (collectively, the "Shareholders").

                                  BACKGROUND

         The Shareholders currently own shares of the Corporation's issued and outstanding common stock par value $.01 per share (the "Common Stock"). Upon consummation of the merger of Public Storage Management, Inc. with and into the Corporation on the date hereof (the "Merger"), the Shareholders will collectively be the beneficial owners of up to 44,892,280 shares of Common Stock (approximately 57% of the outstanding shares of Common Stock) and 3,400 shares of Preferred Stock (less than 1% of the outstanding Preferred Stock (determined by issue price)).
   (As used herein, the term Common Stock refers to both the Class A Common Stock and the Class B Common Stock of the Corporation.) As a condition to its agreement to consummate the Merger, the Corporation is requiring that the Shareholders (who also own (or will own immediately prior to the Merger) substantially all of the stock in Public Storage Management, Inc.) enter into an agreement which imposes certain restrictions and obligations on themselves and on the Common Stock of the Corporation in order to assist the Corporation in preserving its status as a "real estate investment trust" under the Internal Revenue Code of 1986 (the "Code") and to promote their mutual interests.

         NOW THEREFORE, in consideration of the background stated above and the mutual promises, agreements, covenants, representations and warranties hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. AUTOMATIC TRANSFER OF SHARES TO TRUST FOR BENEFIT OF CHARITABLE BENEFICIARIES

               Automatic Transfer of Shares. If, at any time, more than 50% of the value of the capital stock of the Corporation would be considered held (for purposes of Section 542(a)(2) of the Code, taking into account the ownership attribution rules of Section 544 of the Code, as modified by Section 856(h) of the Code) by five or fewer individuals (the "5/50 Rule") under any circumstances whatsoever, including without limitation, (1) a change in the value of the Common Stock relative to the preferred stock of the Corporation or (2) the actual ownership or acquisition of capital stock by a person as and to the extent permitted under the Corporation's Restated Articles of Incorporation, as amended (the "Articles of Incorporation") (either (x) in accordance with the ownership limitations set forth in section (a) of Article IV of the Articles of Incorporation or (y) pursuant to the authority of the Board of Directors of the Corporation under subsection
   (c) of Article IV of the Articles of Incorporation to grant a waiver of the ownership limits contained in the Corporation's Articles of Incorporation), then, that number, and no more than that number, of shares of Common Stock owned by the Shareholders necessary to prevent the Corporation from violating the 5/50 Rule shall be automatically (without requirement for any action on the part of any person) and irrevocably transferred to the charitable beneficiary specified in
   Section 3; provided, however, that no transfer pursuant to this Section 1 shall occur if the violation of the 5/50 Rule results solely from the ownership or acquisition of capital stock by a person other than the Shareholders (and other than a person whose ownership of stock would be attributed to one or more of the Shareholders for purposes of the 5/50
   Rule) in violation of Article IV of the Articles of Incorporation. Any transfer of shares of Common Stock pursuant to this Section 1 shall be effective as of the close of business on the business day prior to the date on which the ownership of the Corporation's capital stock otherwise would have violated the 5/50 Rule. Any transfer required to be made hereunder first shall be made out of the Designated Transfer Shares (as provided for in Section 2 hereof), and, second, to the extent that the Designated Transfer Shares are not sufficient therefor, shall be made out of shares of Common Stock owned by Hughes, and, third, to the extent that the Designated Transfer Shares and shares of Common Stock owned by Hughes are not sufficient therefor, shall be made out of shares of Common Stock owned by the other Shareholders, with any such shares to be transferred from each of the other Shareholders in proportion to their respective ownership of the outstanding Common Stock of the Corporation.

         2.    DESIGNATED TRANSFER SHARES

               The shares of stock that are initially subject to transfer pursuant to Section 1 upon the occurrence of an event specified in
   Section 1 are identified on Schedule 1 by certificate number (the "Designated Transfer Shares"). Subsequent to the date hereof, the Shareholders, jointly and severally, agree to designate, and the Designated Transfer Shares shall include, such number of additional shares of stock as necessary to maintain a number of Designated Transfer Shares with a fair market value, determined as set forth below, equal to the excess of the value (determined as set forth below) of shares of stock that Hughes is considered to own for purposes of the 5/50 Rule over 35% of the aggregate value (determined as set forth below) of the outstanding shares of stock of the Corporation (including all Common Stock and all classes and series of Preferred Stock); and the Shareholders shall deposit such additional Designated Transfer shares with the escrow agent identified in the Escrow Agreement dated the date hereof and attached as Exhibit A. The Designated Transfer Shares and the certificates representing such shares together with stock powers executed in blank shall be deposited by the Shareholders and held in escrow in accordance with the terms of the Escrow Agreement. For purposes of this Section 2, the following assumptions shall be made: (1) the value of the outstanding stock of the Corporation and of any stock held by the Shareholders shall be determined without regard to any discount of any type; (2) it shall be assumed for purposes hereof that all shares of Class B Common Stock to be issued in connection with the Merger are issued and outstanding on the date the Merger is consummated (without regard to any contingency with respect to the issuance of such shares provided for in the merger agreement), and that the fair market value of a share of Class B Common Stock is at all times equal to the fair market value of a share of Class A Common Stock; and (3) the fair market value of a share of any class or series of Preferred Stock (other than Preferred Stock convertible into Common Stock) is equal to the lesser of (i) the actual value of such share as determined by the trading price for shares of stock of such class or series), or (ii) the issue price of such Preferred Stock.

         3.    DESIGNATION OF CHARITABLE BENEFICIARY

               Provided that the William Lawrence and Blanche Hughes Foundation (the "Hughes Foundation") has received a determination from the Internal Revenue Service that the Hughes Foundation qualifies as a "public charity" under the Code, the Hughes Foundation shall be the primary charitable beneficiary to which the Designated Transfer Shares shall be transferred upon the occurrence of an event specified in
   Section 1. If the Hughes Foundation has not received a determination letter from the Internal Revenue Service that the Hughes Foundation qualifies as a "public charity" under the Code, then the William Lawrence and Blanche Hughes Fund at the California Community Foundation (the "CCF") shall be the primary charitable beneficiary to which the Designated Transfer Shares shall be transferred unless and until such time as the Hughes Foundation shall have received such a determination letter. If at any time the Hughes Foundation ceases to qualify as a "public charity" within the meaning of the Code, no Designated Transfer Shares may thereafter be transferred to it and any Designated Transfer Shares then held by the Hughes Foundation shall automatically (without requirement for any action on the part of any person) and irrevocably be deemed to be transferred to the CCF.

         4.    RIGHTS AND POWERS OF DESIGNATED TRANSFER SHARES

               Until such time as any Designated Transfer Shares shall be transferred to a charitable beneficiary pursuant to the terms hereof (the "Transferred Shares"), the Shareholders owning such Shares shall continue to exercise all rights and powers with respect to such shares, including the right to receive dividends on such shares, the right to vote such shares and the right to transfer such shares; provided, however, that Designated Transfer Shares may not be transferred to any person whose ownership thereof would be attributed to Hughes under the Code (for the purposes of Section 542(a)(2) of the Code, taking into account the ownership attribution rules of Section 544 of the Code, as modified by Section 856(h) of the Code), unless such person shall agree to be bound by the terms of this Agreement and shall agree that such shares shall continue to be Designated Transfer Shares for purpose of this Agreement (or the Shareholders shall designate an equal number of additional shares of Common Stock held by him as Designated Transfer Shares for purposes of this Agreement). If and when any Designated Transfer Shares are transferred to a charitable beneficiary pursuant to the terms hereof, the Shareholders owning such Shares shall have no further rights or powers (including voting rights) with respect thereto and shall receive no dividends or other economic benefits therefrom. Furthermore, any dividend or distribution paid on Transferred Shares prior to the Corporation's discovery that such Transferred Shares have been transferred to a charitable beneficiary shall be paid by the Shareholders owning such Shares to the charitable beneficiary upon demand, with interest calculated at the prime rate in effect at the time of discovery, and any dividend or distribution declared but unpaid with respect to the Transferred Shares shall be paid when due to the charitable beneficiary. Any vote of Transferred Shares cast by the Shareholders owning such Shares prior to the Corporation's discovery that such shares have been transferred to a charitable beneficiary shall be rescinded as void and shall be recast in accordance with the desires of the applicable charitable beneficiary.

         5.    RESTRICTIONS ON ACQUISITION OF STOCK

               Each of the Shareholders agrees that during the term of this Agreement such Shareholder shall not (without the consent of the Corporation) acquire by purchase, exercise of options or otherwise any shares of Common Stock or Preferred Stock in addition to the shares of Common Stock or Preferred Stock owned by such Shareholder on the date hereof as set forth on Schedule 1; provided, however, that a Shareholder may acquire additional shares of Common Stock or Preferred Stock pursuant to a stock split, recapitalization, merger or other business combination (including, without limitation, pursuant to the exercise by the Corporation of its option under that certain Option Agreement dated the date hereof between Hughes and the Corporation).

         6.    TERMINATION

               The Agreement shall terminate upon occurrence of any of the following events:

               (1)   Cessation of the Corporation's business; or

               (2) The entry of any order for relief under the federal Bankruptcy Code with respect to the Corporation, or a receivership or dissolution of the Corporation; or

               (3) On such date as the Shareholders collectively own (for purposes of Section 542 of the Code, taking into account the ownership attribution rules of
                     Section 544 of the Code, as modified by
                     Section 856(h) of the Code) less than 35% of the outstanding shares of Common Stock of the Corporation; or

               (4) On such date as the Corporation (in its reasonable discretion) shall determine that (i) the aggregate value (determined as described in Section 2 without regard to discounts of any type) of the capital stock owned by the Shareholders (as determined for purposes of Section 542 of the Code, taking into account the ownership attribution rules of Section 544 of the Code, as modified by Section 856(h) of the Code) is less that 20% of the aggregate value of the outstanding capital stock of the Corporation and
                     (ii) it is not likely that such percentage ownership will increase above 30% in the future as the result of changes in the Corporation's capital structure and/or fluctuations in the value of the various classes of the Corporation's outstanding capital stock.

         7.    NOTICES

               All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, facsimile transmission or telex, addressed as follows:

               (i)   If to the Corporation:

                     600 North Brand Boulevard
                     Suite 300
                     Glendale, California  91203-1241
                     Attn:  David Goldberg

                     With copies to:

                     William Lawrence and Blanche Hughes Foundation c/o California Community Foundation
                     606 South Olive Street, Suite 2400
                     Los Angeles, California 90014-1526
                     Attn:  Jack Shakely

                     William Lawrence and Blanche Hughes Fund at
                       the California Community Foundation
                     606 South Olive Street, Suite 2400
                     Los Angeles, California 90014-1526
                     Attn:  Jack Shakely

               (ii)  If to any Shareholder:

                     600 North Brand Boulevard
                     Suite 300
                     Glendale, California  91203-1241
                     Attn:  B. Wayne Hughes

                     With copies to:

                     William Lawrence and Blanche Hughes Foundation c/o California Community Foundation
                     606 South Olive Street, Suite 2400
                     Los Angeles, California 90014-1526
                     Attn:  Jack Shakely

                     William Lawrence and Blanche Hughes Fund at
                       the California Community Foundation
                     606 South Olive Street, Suite 2400
                     Los Angeles, California 90014-1526
                     Attn:  Jack Shakely

               Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand-delivered, mailed transmitted, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the answer back being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         8.    ADDITIONAL DOCUMENTS

               Each of the parties hereto shall take or cause to be taken all action, or do or cause to be done all things, or execute and deliver any and all documents, instruments, and writings, necessary, convenient, proper or advisable to consummate, make effective, and carry out the terms and provisions of this Agreement.

         9.    MISCELLANEOUS

               (1) This Agreement, and all Schedules and Exhibits hereto, constitute the entire agreement of the parties and supersedes all prior or contemporaneous agreements and understandings of the parties hereto with respect to the subject matter hereof, and there are no other terms and conditions other than those set forth herein. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding on the parties unless approved by the holders of a majority of the Common Stock, excluding the Shareholders and their affiliates. The rights, obligations, duties and agreements of the parties hereto shall inure to and be binding upon their respective heirs, administrators, executors, personal representatives, successors and assigns (including, with respect to the Corporation, its successor in any merger), except as otherwise herein provided.

               (2) Each of the Hughes Foundation and the CCF shall be a third party beneficiary or the intended beneficiary to this Agreement and shall have the right to enforce this Agreement directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder. Each of the Hughes Foundation and the CCF shall be sent a copy of this Agreement at the respective address set forth in
   Section 7. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto and the Hughes Foundation and the CCF is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and the Hughes Foundation and the CCF or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written, intending to be legally bound.

                                       CORPORATION:

                                       STORAGE EQUITIES, INC.


                                       By: /s/HARVEY LENKIN
                                           --------------------
                                       Name:  Harvey Lenkin
                                       Title:   President


                                       SHAREHOLDERS:


                                       /s/B. WAYNE HUGHES
                                       ------------------------
                                       B. Wayne Hughes


                                       /s/TAMARA L. HUGHES
                                       ------------------------
                                       Tamara L. Hughes


                                       /s/B. WAYNE HUGHES, JR.
                                       ------------------------
                                       B. Wayne Hughes, Jr.


                                       Parker Hughes Trust No. 2


                                       By: /s/TAMARA L. HUGHES, TRUSTEE
                                           --------------------
                                       Name:  Tamara L. Hughes, Trustee


                                       Parker Hughes Trust No. 1


                                       By: /s/KATHLEEN B. HUGHES, TRUSTEE
                                           --------------------
                                       Name:  Kathleen B. Hughes, Trustee